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                                                                    EXHIBIT j(2)


                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------


To the Shareholders and Board of Trustees
AIM Equity Funds:

We consent to the use of our reports on AIM Aggressive Growth Fund, AIM Blue Chip Fund, AIM Capital Development Fund, AIM Charter Fund, AIM Constellation Fund, AIM Dent Demographic Trends Fund, AIM Large Cap Basic Value Fund, AIM Large Cap Growth Fund and AIM Weingarten Fund (portfolios of AIM Equity Funds) dated December 3, 1999 included herein and the references to our firm under the heading "Financial Highlights" in the Prospectuses and "Audit Reports" in the Statements of Additional Information.


/s/ KPMG LLP
KPMG LLP



Houston, Texas
May 24, 2000